Exhibit 23.2

Consent of Independent Auditor

We consent to the use in this Registration Statement on Form S-4 of Park National Corporation of our report dated March 1, 2018, relating to the consolidated financial statements of NewDominion Bank as of and for the years ended December 31, 2017 and 2016.

We also consent to the reference of our firm under the heading “Experts” in such Registration Statement.

/s/ Elliott Davis, PLLC

Charlotte, North Carolina
March 9, 2018